Exhibit 1


                                                        CONFORMED COPY





                           AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                   May 4, 1997

                                      among

                            DECISIONONE HOLDINGS CORP.

                                       and

                                QUAKER HOLDING CO.





                                TABLE OF CONTENTS1

                                  _____________

                                                                  Page

                              ARTICLE 1  THE MERGER


         Section 1.01.  The Merger................................   1
         Section 1.02.  Conversion (or Retention) of Shares.......   2
         Section 1.03.  Elections.................................   3
         Section 1.04.  Proration of Election Price...............   5
         Section 1.05.  Surrender and Payment.....................   6
         Section 1.06.  Dissenting Shares.........................   8
         Section 1.07.  Stock Options.............................   9
         Section 1.08.  Warrants..................................   9
         Section 1.09.  Fractional Shares.........................  10

                       ARTICLE 2  THE SURVIVING CORPORATION


         Section 2.01.  Certificate of Incorporation..............  10
         Section 2.02.  Bylaws....................................  10
         Section 2.03.  Directors and Officers....................  10

             ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         Section 3.01.  Corporate Existence and Power.............  11
         Section 3.02.  Corporate Authorization...................  11
         Section 3.03.  Governmental Authorization................  11
         Section 3.04.  Non-contravention.........................  12
         Section 3.05.  Capitalization............................  12
         Section 3.06.  Subsidiaries..............................  13
         Section 3.07.  SEC Filings...............................  14
         Section 3.08.  Financial Statements......................  14
         Section 3.09.  Disclosure Documents......................  15
         Section 3.10.  Absence of Certain Changes................  16
         Section 3.11.  No Undisclosed Material Liabilities.......  17

         _______________________
         1  The Table of Contents is not a part of this Agreement.








                                                                  Page

         Section 3.12.  Litigation................................  17
         Section 3.13.  Taxes.....................................  18
         Section 3.14.  ERISA.....................................  19
         Section 3.15.  Employees.................................  21
         Section 3.16.  Labor Matters.............................  21
         Section 3.17.  Compliance with Laws and Court Orders.....  22
         Section 3.18.  Licenses and Permits......................  22
         Section 3.19.  Repairable Parts..........................  22
         Section 3.20.  Intellectual Property.....................  22
         Section 3.21.  Finders' Fees.............................  23
         Section 3.22.  Inapplicability of Certain Restrictions...  23
         Section 3.23.  Rights Plan...............................  23

              ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF MERGERSUB


         Section 4.01.  Corporate Existence and Power.............  24
         Section 4.02.  Corporate Authorization...................  24
         Section 4.03.  Governmental Authorization................  24
         Section 4.04.  Non-contravention.........................  24
         Section 4.05.  Disclosure Documents......................  25
         Section 4.06.  Finders' Fees.............................  25
         Section 4.07.  Financing.................................  25
         Section 4.08.  Capitalization............................  26

                       ARTICLE 5  COVENANTS OF THE COMPANY


         Section 5.01.  Conduct of the Company....................  27
         Section 5.02.  Stockholder Meeting; Proxy Material.......  29
         Section 5.03.  Access to Information.....................  29
         Section 5.04.  Other Offers..............................  30
         Section 5.05.  Notices of Certain Events.................  33
         Section 5.06.  Resignation of Directors..................  33
         Section 5.07.  Preferred Stock...........................  33
         Section 5.08.  Solvency Advice...........................  33

                        ARTICLE 6  COVENANTS OF MERGERSUB


         Section 6.01.  SEC Filings...............................  34








                                                                  Page

         Section 6.02.  Voting of Shares..........................  34
         Section 6.03.  Director and Officer Liability............  34
         Section 6.04.  Employee Plans and Benefit Arrangements...  35
         Section 6.05.  Financing.................................  36
         Section 6.06.  NASDAQ Listing............................  36
         Section 6.07.  Access to Information.....................  36

                ARTICLE 7  COVENANTS OF MERGERSUB AND THE COMPANY


         Section 7.01.  Best Efforts..............................  36
         Section 7.02.  Certain Filings...........................  37
         Section 7.03.  Public Announcements......................  38
         Section 7.04.  Further Assurances........................  38

                       ARTICLE 8  CONDITIONS TO THE MERGER


         Section 8.01.  Conditions to the Obligations of Each Party 38
         Section 8.02.  Conditions to the Obligations of MergerSub  39
         Section 8.03.  Condition to the Obligation of the Company  41

                              ARTICLE 9  TERMINATION


         Section 9.01.  Termination...............................  42
         Section 9.02.  Effect of Termination.....................  43

                            ARTICLE 10  MISCELLANEOUS


         Section 10.01. Notices...................................  43
         Section 10.02. Survival of Representations and Warranties  44
         Section 10.03. Amendments; No Waivers....................  44
         Section 10.04. Expenses..................................  45
         Section 10.05. Successors and Assigns; Benefit...........  45
         Section 10.06. Governing Law.............................  45
         Section 10.07. Counterparts; Effectiveness...............  45
         Section 10.08. Knowledge Defined.........................  46
         Exhibit A      Amendments to the Company's Certificate of
                        Incorporation







                           AGREEMENT AND PLAN OF MERGER

              AGREEMENT AND PLAN OF MERGER dated as of May 4, 1997 among DecisionOne Holdings Corp., a Delaware corporation (the
         "COMPANY") and Quaker Holding Co., a Delaware corporation
         ("MERGERSUB").

                               W I T N E S S E T H:

              WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of, or other ownership interest in, MergerSub is owned, in the aggregate, by DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners and DLJ First ESC LLC;

              WHEREAS, MergerSub is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into a Voting Agreement and Irrevocable Proxy providing for certain actions relating to certain of the shares of common stock, options and warrants of the Company owned by them;

              WHEREAS, MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined in Section 1.01) and also to prescribe certain conditions to the Merger;

              WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes and both parties, after discussion with their auditors, believe that the Merger is eligible for such accounting treatment;

              NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                    The Merger

              Section 1.1. The Merger. (a) At the Effective Time, MergerSub shall be merged (the "MERGER") with and into the Company in accordance with the Delaware Law, and in accordance with the terms and conditions hereof, whereupon the separate existence of MergerSub shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").





              (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and MergerSub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

              (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and MergerSub, all as provided under Delaware Law.

              (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of the Board of Directors of the Company, other than any directors expected to become affiliated with MergerSub, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders,
         (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW") including, without limitation,
         Section 203 thereof with respect to the transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Smith Barney Inc. has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of shares of common stock of the Company, par value $0.01 per share (each, a "SHARE"), from a financial point of view.

              Section 1.2. Conversion (or Retention) of Shares. At the Effective Time:

              (a) each Share held by the Company as treasury stock or owned by MergerSub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

              (b) each share of common stock, par value $.01 per share, of MergerSub ("MERGERSUB COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become 1 share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares







         so converted;

              (c) each share of preferred stock, par value $.01 per share, of MergerSub ("MERGERSUB PREFERRED STOCK"), if any, outstanding immediately prior to the Effective Time shall be converted into and become 1 share of preferred stock of the Surviving Corporation with the same rights, powers and privileges as the shares of preferred stock so converted;

              (d) each outstanding warrant to purchase shares of MergerSub common stock (each, a "MERGERSUB WARRANT") shall be automatically amended to constitute a warrant to acquire shares of common stock of the Surviving Corporation on the same terms and conditions as the MergerSub Warrant; and

              (e) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)-(d) or as provided in Section 1.06 with respect to Shares as to which appraisal rights have been exercised, be converted into the following (the "MERGER CONSIDERATION"):

                        (i) for each such Share with respect to which an election to retain Company Stock (as defined below) has been effectively made and not revoked or lost pursuant to Sections 1.03(c), (d) and (e) ("STOCK ELECTING SHARES"), or is deemed made pursuant to Section 1.04(d)(ii), as the case may be, the right to retain one share of common stock (the "STOCK ELEC-TION PRICE"), par value $.01 per share ("COMPANY STOCK"); and

                       (ii)  for each such Share (other than Stock
                   Electing Shares and Shares as to which an election to retain Company Stock is deemed made pursuant to
                   Section 1.04(d)(ii)), the right to receive in cash from MergerSub an amount equal to $23.00 (the "CASH ELECTION PRICE").

              Section 1.3. Elections. (a) Each person who, on or prior to the Election Date referred to in (c) below, is a record holder of Shares will be entitled, with respect to such Shares, to make an unconditional election on or prior to such Election Date to retain the Stock Election Price (a "STOCK ELECTION"), on the basis hereinafter set forth. For purposes of this Agreement, "ELECTION" means a Stock Election.

              (b) Prior to the mailing of the Company Proxy Statement (as defined in Section 3.09), MergerSub shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates







         representing Shares for the Merger Consideration.

              (c) MergerSub shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "FORM OF ELECTION"), with the Company Proxy Statement to the record holders of Shares as of the record date for the Company Stockholder Meeting (as defined in Section 5.02), which Form of Election shall be used by each record holder of Shares who makes an Election with respect to any or all its Shares. The Company will use its reasonable best efforts to make the Form of Election and the Company Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date referred to below. Any such holder's Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "ELECTION DATE") next preceding the date of the Company Stockholder Meeting, a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

              (d) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice re-ceived by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or (ii) after the date of the Company Proxy Statement, if (and to the extent that) the Exchange Agent is legally required to permit revocations, and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerSub or the Company that the Merger has been abandoned or this Agreement has been terminated. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

              (e) The determination of the Exchange Agent shall be binding whether







         or not Elections have been properly made or revoked pursuant to this Section 1.03 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any Election either (x) was not properly made or (y) was not submitted to or received by the Exchange Agent with respect to any Shares, such Shares shall be converted into Merger Consideration in accordance with Section 1.04(b)(iii) or
         Section 1.04(d)(ii), as the case may be. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.04, and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of MergerSub and the Company, make such rules as are consistent with this Section 1.03 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

              Section 1.4. Proration of Election Price. (a) Notwithstanding anything in this Agreement to the contrary but subject to Sections 1.02(a) and 1.06, the number of Shares to be converted into the right to retain Company Stock at the Effective Time (the "STOCK ELECTION NUMBER") shall be the sum of (A) 1,474,345 plus (B) 5.3% of the number of Shares, if any, issued after April 21, 1997 but prior to the Effective Time in respect of Options (as defined below) or Warrants (as defined below) (excluding for this purpose any Shares to be canceled pursuant to Section 1.02(a)).

              (b) If the number of Stock Electing Shares exceeds in the aggregate the Stock Election Number, then the Stock Electing Shares for each Stock Election shall be converted into the right to retain the Stock Election Price or the right to receive the Cash Election Price in accordance with the terms of
         Section 1.02(e) in the following manner:

                        (i)  A stock proration factor (the "STOCK
                   PRORATION FACTOR") shall be determined by dividing the Stock Election Number by the total number of Stock Electing Shares.

                       (ii) The number of Stock Electing Shares covered by each Stock Election to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Stock Proration Factor by the total number of Stock Electing Shares covered by such Stock Election.

                      (iii) Each Stock Electing Share, other than any Shares converted into the right to receive the Stock Election Price in accordance with







                   Section 1.04(b)(ii), shall be converted into the right to receive the Cash Election Price as if such shares were not Stock Electing Shares in accordance with the terms of Section 1.02(e)(ii).

              (c) If the number of Stock Electing Shares is equal to the Stock Election Number, then all Stock Electing Shares shall be converted into the right to receive the Stock Election Price in accordance with the terms of Section 1.02(e)(i), and all Shares other than Stock Electing Shares shall be converted into the right to receive the Cash Election Price.

              (d) If the number of Stock Electing Shares is less in the aggregate than the Stock Election Number, then:

                        (i)  All Stock Electing Shares shall be
                   converted into the right to receive the Stock
                   Election Price in accordance with Section 1.02(e)(i).

                       (ii) Such number of Shares with respect to which a Stock Election is not in effect ("NON-ELECTING SHARES") shall be converted into the right to retain the Stock Election Price (and a Stock Election shall be deemed to have been made with respect to such Shares) in accordance with Section 1.02(e) in the following manner:

                             (A)  a cash proration factor (the "CASH
                        PRORATION FACTOR") shall be determined by dividing (x) the difference between the Stock Election Number and the number of Stock Electing Shares, by (y) the total number of Shares other than Stock Electing Shares and Dissenting Shares (as defined in Section 1.06); and

                             (B)  the number of Shares in addition to
                        Stock Electing Shares to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Cash Proration Factor by the total number of Shares other than Stock Electing Shares and Dissenting Shares so that the aggregate number of Stock Electing Shares and Non-Electing Shares converted into such right equals the Stock Election Number.

              Subject to the provisions of Section 1.04(d)(ii), the Exchange Agent shall determine (on a consistent basis among stockholders who held Shares as to which







         they did not make the election referred to in Section
         1.02(e)(i), pro rata to the number of shares as to which they did not make such election) which Non-Electing Shares shall be converted into the right to receive the Stock Election Price.

              Section 1.5. Surrender and Payment. (a) As soon as reasonably practicable as of or after the Effective Time, MergerSub shall deposit with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article 1, the Merger Consideration. For purposes of determining the Merger Consideration to be made available, MergerSub shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, MergerSub will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

              (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Company Stock.

              (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.








              (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

              (e) Any portion of the Merger Consideration made avail-able to the Exchange Agent pursuant to Section 1.05 (a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to MergerSub, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to MergerSub for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, MergerSub shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of MergerSub free and clear of any claims or interest of any Person previously entitled thereto.

              (f) Any portion of the Merger Consideration made avail-able to the Exchange Agent pursuant to Section 1.05(a) to pay for Shares for which appraisal rights have been perfected shall be returned to MergerSub, upon demand.

              (g) No dividends or other distributions with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares with respect to the shares of Company Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.09 until the surrender of such certificate in accordance with this Article
         1. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Company Stock issued in exchange therefor, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 1.09) as practicable, the amount of any cash payable in lieu of a fractional share of Company Stock to which such holder is entitled pursuant to
         Section 1.09 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate







         payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Stock.

              Section 1.6. Dissenting Shares. Notwithstanding Section 1.02, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration.
         The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in
         Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the Delaware Law or
         (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been a Non-Electing Share and had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section
         1.02 hereof. The Company shall give MergerSub prompt notice of any demands received by the Company for appraisal of Shares, and MergerSub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any such demands.

              Section 1.7. Stock Options. (a) Immediately prior to the Effective Time, each outstanding option to acquire Shares granted to employees and directors, whether vested or not (the "OPTIONS") shall be canceled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of







         such Options shall receive, with respect to each Option, a cash payment in an amount equal to the product of (x) the excess, if any, of $23.00 over the exercise price of such Option multiplied by (y) the number of Shares subject to such Option.

              (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Section 1.07(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any Option until necessary consents are obtained.

              Section 1.8. Warrants. The Company shall use its reasonable best efforts to cause holders of all outstanding warrants ("WARRANTS") to surrender such Warrants to the Company prior to the Effective Time in exchange for payment immediately after the Effective Time of an amount equal to the difference between the exercise price in respect of each Share for which such Warrant is exercisable and $23.00, multiplied by the number of Shares subject to such Warrant, and upon such other terms and conditions satisfactory to MergerSub. With respect to Warrants that are not surrendered prior to the Effective Time, after the Effective Time, the Surviving Corporation shall comply with all applicable terms of such unsurrendered Warrants.

              Section 1.9. Fractional Shares. (a) No certificates or scrip representing fractional shares of Company Stock shall be issued upon the surrender for exchange of certificates representing Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation; and

              (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "EXCESS SHARES") of Company Stock rep-resenting such fractions. Such sale shall be made as soon as practicable after the Effective Time.







                                    ARTICLE 2

                            The Surviving Corporation

              Section 2.1.  Certificate of Incorporation.  The
         certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended as of the Effective Time as set forth in Exhibit A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

              Section 2.2. Bylaws. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

              Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of MergerSub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



                                    ARTICLE 3

                  Representations and Warranties of the Company

              The Company represents and warrants to MergerSub that:

              Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to MergerSub true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any







         material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Company and the Subsidiaries taken as a whole, but excluding
         (i) any change resulting from general economic conditions and
         (ii) with respect to Section 3.10(a) and Section 3.10(h) (in the case of the latter, with respect to agreements only), any change arising out of the transactions contemplated by this Agreement and the public announcement thereof.

              Section 3.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders by majority vote in connection with the consummation of the Merger, have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of the Company.

              Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (d) compliance with the applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "SECURITIES ACT"); (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) where the failure to take such action would not, individually or in the aggregate, have a Material Adverse Effect.

              Section 3.4.  Non-contravention.  Except as set forth on
         Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets,
         (c) except under the Revolving







         Credit Agreement dated as of April 26, 1996 among the Company, certain of its Subsidiaries and the banks named therein, as amended (the "REVOLVING CREDIT AGREEMENT") constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (b), (c) and (d), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encum-brance of any kind in respect of such asset.

              Section 3.5. Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock ("COMMON STOCK"), par value $.01 per share, of which as of April 21, 1997, there were outstanding 27,817,830 shares of Common Stock and Options to purchase an aggregate of not more than 2,932,014 shares of Common Stock (of which options to purchase an aggregate of 1,364,014 shares of Common Stock were exercisable) and (ii) 5,000,000 shares of preferred stock ("PREFERRED STOCK"), par value $.01 per share, of which as of April 21, 1997 none were issued and outstanding. As of April 21, 1997 there were Warrants to purchase: (i) 134,478 shares of common stock of the Company at an exercise price of $5.90 per share and (ii) 468,750 shares or common stock of the Company at an exercise price of $0.10 per share. The aggregate exercise price of the (i) Options outstanding as of April 21, 1997 is $22,064,966.50 and (ii) Warrants outstanding as of April 21, 1997 is $840,295.20. All outstanding shares of capi-tal stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since April 21, 1997 resulting from the exercise of Options and Warrants, in each case, outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of







         the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

              Section 3.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to have such licenses, authorizations, consents and approvals or for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other own-ership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiary, except for Properties Holding Corporation, Decision Data Computer Investment Corporation, Decision Data Computer International S.A. and Properties Development Corporation, none of which (i) is performing any activity significant to the business of the Company and its Subsidiaries or (ii) has any material assets or liabilities (together, the "IMMATERIAL SUBSIDIARIES"), provided, however that for the purposes of Articles 5, 6 and 7 hereof, the term "Subsidiaries" shall be deemed to include the Immaterial Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 (the "COMPANY 10-K").

              (b) Except for the restrictions on disposition of capital stock pursuant to the Revolving Credit Agreement, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All such capital stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the







         Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

              Section 3.7. SEC Filings. (a) The Company has made available to MergerSub (i) the Company 10-K, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 1996 and December 31, 1996 (collectively, the "FORMS 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1996, and
         (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (the documents referred to in clauses (i)-(iv), together with Schedule 3.08 collectively, the "SEC DOCUMENTS").

              (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not mis-leading.

              (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

              Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K, in the Forms 10-Q and in Schedule
         3.08 fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means







         the consolidated balance sheet of the Company and its subsidiaries as of June 30, 1996 set forth in the Company 10-K and "BALANCE SHEET DATE" means June 30, 1996.

              Section 3.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "COMPANY PROXY STATEMENT"), to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.09(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by MergerSub specifically for use therein.

              (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by MergerSub specifically for use therein.

              (c) The information with respect to the Company or any Subsidiary that the Company furnishes to MergerSub in writing specifically for use in the MergerSub Disclosure Documents (as defined in Section 6.01) will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or







         necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

              Section 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

              (a) except as disclosed in the Forms 10-Q and Schedule 3.08, any event, occurrence or development of a state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or (other than any retirement of Options or Warrants contemplated pursuant to this Agreement) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

              (c) except as disclosed in the SEC Documents, any amendment of any material term of any outstanding security of the Company or any Subsidiary;

              (d) except as disclosed in the SEC Documents, any in-currence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

              (e)  any damage, destruction or other casualty loss
         (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

              (f) except as disclosed in Schedule 5.01, any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

              (g)  except as disclosed in the SEC Documents or in
         Schedule 3.10(g), any (i) grant of any severance or termination pay to any director, officer or







         employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

              (h) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

              Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole, other than:

              (a)  liabilities disclosed or provided for in the Balance
         Sheet;

              (b) liabilities disclosed in the SEC Documents filed after the Balance Sheet Date but prior to the date of this Agreement;

              (c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate would not have a Material Adverse Effect;

              (d)  liabilities under this Agreement; and

              (e) liabilities under contracts or agreements of the Company or any Subsidiary entered into in the ordinary course of business (as to which contracts or agreements there is no breach or violation by the Company or any Subsidiary).

              Section 3.12.  Litigation.  Except as disclosed in
         Schedule 3.12, there is no action, suit, investigation or proceeding (or any basis therefor) pending against,







         or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

              Section 3.13. Taxes. (a) All material tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "PRE-CLOSING TAX PERIOD") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "RETURNS"), were filed when due (including any applicable extension periods) in accordance with all applicable laws.

              (b) The Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all material taxes shown as due and payable on all Returns that have been filed.

              (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed, with respect to which Periods the Company has made estimates in accordance with past practice) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such taxes.

              (d) There is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "tax asset" of the Company or any Subsidiary, other than (i) periodic sales tax audits occurring in the ordinary course of business, the resolution of which, individually or in the aggregate, the Company believes will not have a Material Adverse Effect, and
         (ii) claims, audits, actions, suits, proceedings or investigations with respect to which the Company is indemnified in full pursuant to the Stock Purchase Agreement among Decision Servcom, Inc., Bell Atlantic Business Systems Services, Inc., and Bell Atlantic Business Systems, Inc. dated September 19, 1995. For purposes of this Section 3.13, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce taxes.







              (e) There are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due.

              (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              Section 3.14. ERISA. (a) Schedule 3.14(a) sets forth a list identifying each "EMPLOYEE BENEFIT PLAN", as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to MergerSub together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "PENSION PLANS") are identified as such in the list referred to above. The Company will make available to MergerSub complete age, salary, service and related data as of the most recently available date for employees and former employees of the Company and any affiliate covered under the Pension Plans.

              (b) No Employee Plan constitutes a "MULTIEMPLOYER PLAN", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as other-wise identified in Schedule 3.14(b), no Employee Plan is subject to Title IV of ERISA and no "ACCUMULATED FUNDING DEFICIENCY", as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. The Company knows of no "REPORTABLE EVENT", within the meaning of Section 4043 of ERISA, and no event described in
         Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a "REPORTABLE EVENT" or other event that individually







         or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. To the Company's knowledge, no condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan subject to Title IV of ERISA and neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code which liability, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

              (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is either a standardized prototype plan covered by an opinion letter issued by the IRS or an individually designed plan covered by a determination letter issued by the IRS and, to the knowledge of the Company, nothing has occurred since the date of the opinion or determination letter which resulted, or is likely to result, in the Company's inability to rely on such letters. The Company has furnished to MergerSub copies of the most recent Internal Revenue Service opinion determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

              (d) Except as set forth in Schedule 3.14(d) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

              (e) Schedule 3.14(e) sets forth a list of each employ-ment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other







         forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan,
         (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to MergerSub are referred to collectively herein as the "BENEFIT ARRANGEMENTS". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

              (f) To the knowledge of the Company, no condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement pro-viding health or medical benefits in respect of any active em-ployee of the Company or any Subsidiary.

              (g) Except as disclosed on Schedule 3.14(g), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date other than with regard to any changes mandated by law.

              (h) Except as disclosed in Section 3.15, neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation (excluding sales commissions) of $150,000 or more with any officer, director or employee.

              Section 3.15. Employees. The Company has disclosed to MergerSub in writing on the date of this Agreement the names, titles, annual salaries and other compensation of all employees of the Company (the "KEY EMPLOYEES") whose base compensation, together with any other cash compensation (excluding sales commissions), was in excess of $150,000 per annum for calendar year 1996. Except as disclosed to MergerSub in writing on the date of this Agreement, none of the Key Employees has indicated to the Company in writing on or prior to the date hereof that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within three months after the Effective Time.







              Section 3.16. Labor Matters. The Company is in compliance with all currently applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board. Except as otherwise set forth on Schedule 3.16, there are no strikes, slowdowns, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of Company, threats thereof, by or with respect to any employees of the Company.

              Section 3.17. Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1996 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, in each case, by any governmental agency or authority, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

              Section 3.18. Licenses and Permits. Except as set forth on Schedule 3.18 or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. "PERMITS" means each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries.

              Section 3.19. Repairable Parts. The repairable parts set forth in the Balance Sheet were stated therein at cost less ac-cumulated amortization. Since the Balance Sheet Date, the repairable parts of the Company and its Subsidiaries have been maintained in the ordinary course of business. All such repairable parts are owned free and clear of all Liens, except for a purchase money security interest in certain parts in favor of Electronic Data Systems Corp. to secure the







         issuance of approximately $2,000,000 of credits. The repairable parts recorded on the Balance Sheet consist of, and all repairable parts of the Company and its Subsidiaries as of the Effective Time will consist of, items of a quality usable in the normal course of business consistent with past practices (it being understood that at any given time, a portion of repairable parts are not in good repair) and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

              Section 3.20. Intellectual Property. Except for that litigation involving certain independent service providers referred to in "Item 3. Legal Proceedings" in the Company 10-K, provided that the Company is not a party to litigation of such nature which would be required to be disclosed in response to this sentence, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intel-lectual Property Rights of others to the extent that, if sus-tained, such conflict or infringement, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

              Section 3.21. Finders' Fees. With the exception of fees payable to Smith Barney Inc., a copy of whose engagement agreement has been provided to MergerSub, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, the Company or any Subsidiary who might be entitled to any fee or commission from the Company or any Subsidiary or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

              Section 3.22.  Inapplicability of Certain Restrictions.
         Section 203 of the Delaware Law does not in any way restrict the consummation of the Merger or the other transactions contemplated by this Agreement. The adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of







         holders of any class or series of the capital stock of the Company required to adopt this Agreement or to approve the Merger or any of the other transactions contemplated hereby, and no higher or additional vote is required pursuant to of the Company's certificate of incorporation or otherwise.

              Section 3.23. Rights Plan. Neither the Company nor any of its Subsidiaries has any rights plan or similar common stock or preferred stock purchase plan or similar arrangement.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF MERGERSUB

              MergerSub represents and warrants to the Company that:

              Section 4.1. Corporate Existence and Power. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby. MergerSub has furnished to the Company true and correct copies of its certificate of incorporation and by-laws, which shall not be amended or modified prior to the Effective Time except to reflect the terms of the MergerSub Preferred Stock.

              Section 4.2. Corporate Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby are within the corporate powers of MergerSub and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of MergerSub.

              Section 4.3. Governmental Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the Delaware Law, (b) compliance with any applicable requirements of the HSR Act;







         (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; and (e) compliance with any applicable foreign or state securities or Blue Sky laws.

              Section 4.4. Non-contravention. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon MergerSub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MergerSub or to a loss of any benefit to which MergerSub is entitled under any agreement, contract or other instrument binding upon MergerSub.

              Section 4.5. Disclosure Documents. (a) The information with respect to MergerSub that MergerSub furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

              (b)  The MergerSub Disclosure Documents (as defined in
         Section 6.01), when filed, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the MergerSub Disclosure Documents based upon information furnished to MergerSub in writing by the Company specifically for use therein.

              Section 4.6.  Finders' Fees.  Except for Donaldson, Lufkin
         & Jenrette







         Securities Corporation ("DLJSC"), a copy of whose engagement agreement has been provided to the Company and whose fees will be paid by MergerSub, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MergerSub who might be entitled to any fee or commission from MergerSub or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

              Section 4.7. Financing. The Company has received copies of (a) a commitment letter dated May 4, 1997 from DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, C.V., DLJ Funding II, Inc., UK Investment Plan 1997 Partners and DLJ First ESC LLC pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase securities of MergerSub for an aggregate amount equal to $310,000,007, (b) a letter dated May 4, 1997 from DLJSC pursuant to which DLJSC has indicated that it is highly confident of its ability to place privately, or underwrite in the public markets, Senior Subordinated Notes of DecisionOne Corporation, a Delaware corporation ("OPERATING CO.") in the amount of $150,000,000, and (c) a commitment letter dated April 30, 1997 from DLJ Capital Funding, Inc. ("DLJ SENIOR DEBT FUND") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to Operating Co. of up to $575,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES." The aforementioned credit agreements and commitments to purchase equity securities of MergerSub or Operating Co. shall be referred to as the "FINANCING AGREEMENTS" and the financing to be provided thereunder and under the arrangements described in clause (b) above shall be referred to as the "FINANCING." The aggregate proceeds of the Financing are in an amount sufficient to pay the Merger Consideration, to repay all of the Company's and its Sub-sidiaries' indebtedness together with any interest, premium or penalties payable in connection therewith, to provide a reasonable amount of working capital financing and to pay related fees and expenses (collectively, the "REQUIRED AMOUNTS"). As of the date hereof, none of the commitment letters relating to the Financing Agreements referred to above has been withdrawn and MergerSub does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the commitment letters relating to the Financing Agreements not being satisfied. MergerSub believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law.







         MergerSub further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of the Company will not become impaired.

              Section 4.8. Capitalization. The authorized capital stock of MergerSub consists of (i) 30,000,000 shares of MergerSub Common Stock, of which as of the date hereof, there were outstanding 101 shares and (ii) 15,000,000 shares of MergerSub Preferred Stock, of which as of the date hereof no shares were outstanding. All outstanding shares of capital stock of MergerSub have been duly authorized and validly issued and are fully paid and nonassessable. As of the moment immediately prior to the Effective Time, 9,782,609 shares of MergerSub Common Stock, 3,400,000 shares of MergerSub Preferred Stock (or, in lieu thereof, Senior Discount Notes of MergerSub in an equivalent proceeds amount of $85,000,000) and MergerSub Warrants to acquire 1,417,180 shares of MergerSub Common Stock at an exercise price of not less than $0.01 per share, will be outstanding; provided that if any Shares are issued after the date hereof but prior to the Effective Time in respect of Options or Warrants as set forth in Section 1.04(a), the number of MergerSub Warrants shall be increased to reflect any such issuances.


                                    ARTICLE 5

                             COVENANTS OF THE COMPANY

              The Company agrees that:

              Section 5.1. Conduct of the Company. Except as otherwise specifically provided in this Agreement, from the date hereof to the Effective Time, the Board of Directors of the Company shall not approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practice or any action that would prevent the Company and its Subsidiaries from using their best efforts to (i) preserve intact their respective present business organizations, (ii) maintain in effect all federal, state and local licenses, approvals and authorizations, including, without limitation, all permits that are required for the Company or any of its Subsidiaries to carry on its business, (iii) keep available







         the services of their respective key officers and employees and
         (iv) maintain satisfactory relationships with their respective customers, lenders, suppliers and others having business relationships with any of them. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, without the prior written consent of MergerSub, prior to the Effective Time, the Board of Directors of the Company shall not, nor shall it authorize or direct the Company or any Subsidiary, directly or indirectly, to:

              (a) adopt or propose any change in its certificate of incorporation or bylaws (other than as contemplated by this Agreement);

              (b) except pursuant to existing agreements or arrange-ments (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities; (ii) make any investment whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase any property or assets of any other individual or entity other than the purchase of inventory, supplies, office equipment or repairable parts in the ordinary course of business (it being understood that purchases pursuant to the agreement referenced in 8.02(i) are in the ordinary course of business) in the aggregate for an amount in excess of $3,000,000; (iii) waive, release, grant, or transfer any rights of material value; (iv) modify or change in any material respect any existing material license, lease, con-tract, or other document; (v) other than endorsements of negotiable instruments in the ordinary course, guaranties of obligations of Subsidiaries or guaranties or other liabilities related to the purchases of inventory, repairable parts, office equipment or supplies which arise in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person which, are in excess of $1,500,000 in the aggregate; (vi) make any loans, advances or capital contributions to, or investments in, any other Person which, are in excess of $1,000,000 in the aggregate or (vii) make any capital expenditure which, individually, is in excess of $1,000,000 or, in the aggregate with any other such expenditure, are in excess of $5,000,000;

              (c) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;







              (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries;

              (e) adopt or amend any bonus, profit sharing, compensa-tion, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

              (f) revalue in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

              (g) pay, discharge or satisfy any material claims, li-abilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

              (h) make any tax election with respect to or settle or compromise any material income tax liability;

              (i) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or







              (j)  agree or commit to do any of the foregoing.

              Section 5.2. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall, subject to its fiduciary duties as determined in good faith and as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (a) shall promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) subject to its fiduciary duties as determined in good faith and as advised by counsel, shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) shall otherwise comply with all legal requirements applicable to such meeting.

              Section 5.3. Access to Information. From the date hereof until the Effective Time, the Company shall give MergerSub, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries during normal business hours, will furnish to MergerSub, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with MergerSub in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to MergerSub hereunder; and provided, further that any information provided to MergerSub pursuant to this Section
         5.03 shall be subject to the Confidentiality Agreement dated as of March 19, 1997 between the Company and DLJ Merchant Banking II, Inc. (the "CONFIDENTIALITY AGREEMENT").

              Section 5.4. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined







         below) (other than MergerSub) relating to (A) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or of over 20% of any class of equity securities of the Company or any of its Subsidiaries,
         (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement, or (D) any other transaction the consummation of which would, or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would, or could reasonably be expected to, materially dilute the benefits to MergerSub of the transactions contemplated hereby (collectively, "ACQUISITION PROPOSALS"), or agree to or endorse any Acquisition Proposal, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than MergerSub) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) publicly disclosing in a press release, in a general manner, the Company's permitted activities hereunder,
         (ii) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to MergerSub) concerning the Company and its businesses, properties or assets to a Third Party who has made a bona fide Acquisition Proposal,
         (iii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (iv) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (v) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in
         Section 5.02 and/or (vi) taking any non-appealable, final ac-tion ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (ii) through (vi) only to the extent that the Board of Directors of the Company shall have







         concluded in good faith on the basis of advice from counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that (A) the Board of Directors of the Company shall not take any of the foregoing actions until reasonable notice to MergerSub of its intent to take such action shall have been give to MergerSub; and (B) if the Board of Directors of the Company receives an Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as advised by counsel and as determined in good faith, and without violating any of the conditions of such Acquisition Proposal, then the Company shall promptly inform MergerSub of the terms and conditions of such proposal and the identity of the person making it. Subject to the provisions of the previous sentence, the Company shall immediately cease and cause its Subsidiaries and its and their advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties (other than MergerSub) conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party (other than MergerSub) or in the possession of any agent or advisor of any such party. As used in this Agreement, the term "THIRD PARTY" means any Person or "GROUP," as described in Rule 13d-5(b) promulgated under the Exchange Act, other than MergerSub or any of its affiliates.

              (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to MergerSub, within two business days following such Payment Event, a fee of $20,947,000.00.

              (c) "PAYMENT EVENT" shall mean that at least one enu-merated event has occurred in all of the following clauses (i)-
         (iii): (i) a Third Party shall have made an Acquisition Proposal prior to the Company Stockholder Meeting, (ii) this Agreement shall have been terminated pursuant to any of Sections 9.01(e), 9.01(f) or 9.01(g) and (iii) any Acquisition Proposal (whether or not proposed prior to the Company Stockholders Meeting and whether or not it involves the Third Party making the Acquisition Proposal referred to in Section 5.04(c)(i) above) shall have been consummated within 12 months following the termination of this Agreement.

              (d) Upon the termination of this Agreement for any reason other than (i)







         a termination by the Company pursuant to Section 9.01(c), (ii) a termination by either the Company or MergerSub pursuant to
         Section 9.01(a), (iii) a termination that follows a failure of the condition set forth in Section 8.01(e) or Section 8.02(e) to be satisfied, or (iv) any termination that follows a refusal by MergerSub to consummate the Merger because Section 3.10(a) or 3.10(h) is not true and correct as of the Effective Time, by reason of an event that occurs between the date hereof and the Effective Time, the Company shall reimburse MergerSub and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement, obtaining the commitment to provide or obtaining the Financing for the transactions contemplated by this Agreement (including fees payable to the Financing Entities and their respective counsel) provided that the aggregate amount payable pursuant to this
         Section 5.04(d) shall not exceed $8,250,000; provided further, that (i) in the event that a fee is paid pursuant to Section 5.04(b) or (ii) in the event of any termination of this Agreement which follows a refusal of MergerSub to consummate the Merger by reason of the condition set forth in Section 8.01(c) or Section 8.02(b), the aggregate amount payable pursuant to this Section 5.04(d) shall not include any investment banking fee payable to DLJSC as disclosed in Section
         4.06 and the limit set forth in the immediately proceeding clause shall be reduced from $8,250,000 to $5,750,000.

              (e) The Company acknowledges that the agreements con-tained in this Section 5.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MergerSub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 5.04, the Company shall also pay to MergerSub its costs and expenses incurred in connection with such litigation.

              (f) Sections 5.04(b)-(e) shall survive any termination of this Agreement, however caused.

              Section 5.5. Notices of Certain Events. The Company shall promptly notify MergerSub of:

              (a) any notice or other communication from any Person alleging that the







         consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (b) any notice or other communication from any govern-mental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

              (c) any actions, suits, claims, investigations or pro-ceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

              Section 5.6. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company effective at the Effective Time.

              Section 5.7. Preferred Stock. Provided that MergerSub shall have provided to Company reasonably in advance of the first mailing to stockholders of the Company Proxy Statement the terms thereof, prior to the Effective Time, the Board of Directors of the Company shall take all necessary action to establish the terms of the Mirror Preferred Stock and file the Certificate of Designations with the Delaware Secretary of State, all in accordance with the applicable provisions of Delaware Law. The "MIRROR PREFERRED STOCK" shall be Preferred Stock of the Company, the terms of and certificate of designations of which shall be identical in all respects (except the name of the Company) to the terms of the MergerSub Preferred Stock and the certificate of designations therefor.

              Section 5.8. Solvency Advice. The Company shall request an independent advisor to deliver the advice contemplated by
         Section 8.03(a) as promptly as practicable.


                                    ARTICLE 6

                              COVENANTS OF MERGERSUB

              MergerSub agrees that:







              Section 6.1. SEC Filings. As soon as practicable after the date of announcement of the execution of the Merger Agreement, MergerSub shall file (separately, or as part of the Company Proxy Statement) with the SEC, if required, a Rule 13E-3 Transaction Statement ("TRANSACTION STATEMENT") with respect to the Merger (together with any supplements or amendments thereto, collectively the "MERGERSUB DISCLOSURE DOCUMENTS"). MergerSub and the Company each agrees to correct any information provided by it for use in the MergerSub Disclosure Documents if and to the extent that it shall have become false or misleading in any material respect. MergerSub agrees to take all steps necessary to cause the MergerSub Disclosure Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on each MergerSub Disclosure Document prior to its being filed with the SEC.

              Section 6.2. Voting of Shares. MergerSub agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

              Section 6.3. Director and Officer Liability. (a) For a period of 6 years after the Effective Time, MergerSub shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For a period of 6 years after the Effective Time, MergerSub shall cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided that in satisfying its obligation under this Section, MergerSub shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to MergerSub.

              (b) In furtherance of and not in limitation of the preceding paragraph,







         MergerSub agrees that the officers and directors of the Company that are defendants in all litigation commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "SUBJECT LITIGATION") shall be entitled to be represented, at the reasonable expenses of the Company, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in Section 6.03(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Surviving Corporation (such consent not to be unreasonably withheld) and, prior to the Effective Time, MergerSub; and provided further that neither MergerSub nor the Surviving Corporation shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

              Section 6.4.  Employee Plans and Benefit Arrangements.
         (a) From and after the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries will honor obligations of the Company and its Subsidiaries incurred prior to the Effective Time under all existing Employee Plans and Benefit Arrangements (as defined in Section 3.14).

              (b) MergerSub agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Cor-poration and its Subsidiaries will provide benefits to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its subsidiaries to their employees. Notwithstanding the foregoing, nothing herein shall obligate or require the Surviving Corporation or any of its subsidiaries to provide its employees with a plan or arrangement similar to any equity based compensation plans currently maintained by the Company and nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan or Benefit Arrangement, as defined in Section 3.14.







              (c) It is MergerSub's current intention to maintain the Surviving Corporation's headquarters at its present location or another location in the greater Philadelphia area.

              Section 6.5. Financing. MergerSub shall use its reasonable best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, MergerSub will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

              Section 6.6. NASDAQ Listing. MergerSub will not take any action, for at least three years after the Effective Time of the Merger, to cause the Company Stock to be de-listed from The NASDAQ National Market System ("NASDAQ"); provided, however, that MergerSub may cause or permit the Company Stock to be de-listed in connection with any transaction which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that nothing in this Section 6.06 shall require the Company to take any affirmative action to prevent the Company Stock from being de-listed by NASDAQ if the Company Stock ceases to meet the applicable listing standards.

              Section 6.7. Access to Information. From the date hereof until the Effective Time, MergerSub shall give the Company and its independent advisor any such information regarding
         MergerSub as may be necessary to permit such independent advisor to render the advice to be delivered to the Company's Board of Directors pursuant to Section 8.03(b).


                                    ARTICLE 7

                      COVENANTS OF MERGERSUB AND THE COMPANY

              The parties hereto agree that:

              Section 7.1. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions







         contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all reasonable action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

              Section 7.2. Certain Filings. (a) The Company and MergerSub shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC a registration statement on Form S-4 (the "REGISTRATION STATEMENT"), the Company Disclosure Documents and the MergerSub Disclosure Documents, (ii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable, and (iii) such actions as may be required to have to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

              (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by MergerSub; provided that the form and substance of any of the







         material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in
         Section 8.01(e).

              (c) The Company and MergerSub shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement (including the Financing) and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Company Disclosure Documents and MergerSub Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

              Section 7.3. Public Announcements. MergerSub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

              Section 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                    ARTICLE 8

                             CONDITIONS TO THE MERGER

              Section 8.1.  Conditions to the Obligations of Each Party.
         The







         obligations of the Company and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

              (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

              (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

              (c) no provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and MergerSub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated; and

              (d) all consents, approvals and licenses of any govern-mental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing);

              (e) the funds in an amount at least equal to the Required Amounts shall have been made available to MergerSub and/or Operating Co. as contemplated in Section 4.07; and

              (f) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

              Section 8.2. Conditions to the Obligations of MergerSub. The obligations of MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

              (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company







         pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and MergerSub shall have received a certificate signed by any Vice President of the Company to the foregoing effect;

              (b) There shall not be instituted or pending (x) any action or proceeding by any government or governmental authority or agency, or (y) any action or proceeding by any other person, that has a reasonable likelihood of success, in any case referred to in clauses (x) or (y), before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit MergerSub's (including its Subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel MergerSub or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of MergerSub or any of its Subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares or Company Stock, including, without limitation, the right to vote any Shares or Company Stock acquired or owned by MergerSub or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by MergerSub or any of its Subsidiaries or affiliates of any Shares or Company Stock, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of MergerSub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

              (c) MergerSub shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to MergerSub;


              (d) the holders of not more than 3% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;







              (e) MergerSub shall be reasonably satisfied that the Merger will be recorded as a "recapitalization" for financial reporting purposes;

              (f) MergerSub shall have received undertakings in writing from each person, if any, who according to counsel for the Company might reasonably be considered "affiliates" of the Company within the meaning of Rule 145(c) of the SEC pursuant to the Securities Act (each, an "AFFILIATE"), in each case in form and substance satisfactory to counsel for MergerSub providing (i) such Affiliate will notify MergerSub in writing before offering for sale or selling or otherwise disposing of any shares of Company Stock owned by such Affiliate and (ii) no such sale or other disposition shall be made unless and until the Affiliate has supplied to MergerSub an opinion of counsel for the Affiliate (which opinion and counsel shall be reasonably satisfactory to MergerSub) to the effect that such transfer is not in violation of the Securities Act;

              (g) the Registration Rights Agreement dated as of October 20, 1995, entered into among the Company and the Significant Security Holders (as defined therein), shall have been amended in the manner previously agreed;

              (h)  The certificate of designation for the Mirror
         Preferred Stock shall have been accepted for filing by the Delaware Secretary of State; and

              (i) Total indebtedness (long and short term) of the Company and its Subsidiaries as of the Effective Time, excluding any indebtedness attributable to "Phase II" as defined in the Agreement for Services for End-Of-Life Inventory Management dated as of June 7, 1996 between Operating Co. and Compaq Computer Corporation ("ATTRIBUTABLE INDEBTEDNESS") shall not exceed $240,000,000 and shall not exceed $255,000,000 including Attributable Indebtedness.

              Section 8.3. Condition to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

              (a) MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of MergerSub contained in this Agreement and in any certificate or other writing delivered by either of them pursuant hereto shall be true in all material respects at and as of the Effective







         Time (except for any inaccuracies in such representations and warranties that are solely due to an action taken after the date hereof of the type described in Section 5.01 which is taken specifically in accordance with Section 5.01) (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and the Company shall have received a certificate signed by any Vice President of MergerSub to the foregoing effect; and

              (b) The Board of Directors of the Company shall have received advice, reasonably satisfactory to the Board, from an independent advisor confirming the belief of MergerSub set forth in the last sentence of Section 4.07.

                                    ARTICLE 9

                                   TERMINATION

              Section 9.1.  Termination.  This Agreement may be
         terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

              (a)  by mutual written consent of the Company and MergerSub;

              (b) by either the Company or MergerSub, if the Merger has not been consummated by the later of (x) the earlier of Sep-tember 15, 1997 and ten business days after the Company Stockholders Meeting, and (y) August 15, 1997, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

              (c) by either the Company or MergerSub, if MergerSub (in the case of termination by the Company), or the Company (in the case of termination by MergerSub) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) shall have been incorrect in any material respect when made or at any time prior to the Closing;

              (d) by either the Company or MergerSub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining MergerSub or the







         Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

              (e) by MergerSub if the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner ad-verse to MergerSub, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger, or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholders Meeting or failed as promptly as reasonably practicable after the Registration Statement is declared effective to mail the Company Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above;

              (f) by the Company if prior to the Effective Time the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Shares, in either case, as determined by the Board of Directors of the Company to be on terms more favorable to the Company's stockholders than the Merger from a financial point of view, provided that the Company shall be in compliance with Section 5.04;

              (g) by either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite stockholder adoption and approval shall not have been obtained.

              The party desiring to terminate this Agreement pursuant to Sections 9.01(b)-(g) shall give written notice of such termination to the other party in accordance with Section 10.01.

              Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 5.04(b)-(f) and 10.04 shall survive the termination hereof.







                                    ARTICLE 10

                                  MISCELLANEOUS

              Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

              if to MergerSub, to:

                   Peter T. Grauer
                   C/O DLJ Merchant Banking II, Inc.
                   277 Park Avenue
                   New York, New York 10172
                   Telecopy: 212-892-7552

                   with a copy to:

                   George R. Bason, Jr.
                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, New York 10017
                   Telecopy: (212) 450-4800

                   if to the Company, to:

                   Thomas M. Molchan
                   DecisionOne Holdings Corp.
                   50 East Swedesford Road
                   Frazer, PA 19355
                   Telecopy: (610) 408-3820

                   with a copy to:

                   David R. King
                   Morgan, Lewis & Bockius LLP
                   2000 One Logan Square
                   Philadelphia, PA 19103-6993








                   Telecopy: (215) 963-5299

         or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

              Section 10.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 6.03, 6.04, 6.06 and 7.04 which will survive the Effective Time and Sections 5.04(b)-(f) and 10.04 which will survive any termination hereof.

              Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

              (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

              Section 10.4. Expenses. Except as provided in Section 5.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

              Section 10.5. Successors and Assigns; Benefit. The provisions of this







         Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 6.03 hereof.

              Section 10.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without reference to the conflicts of laws rules thereof.

              Section 10.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

              Knowledge Defined. When used with respect to the Company, "KNOWLEDGE" means the actual knowledge of any of the following officers of the Company or any of their successors: Kenneth Draeger, Stephen Felice, Thomas Fitzpatrick and Thomas Molchan.







              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       DECISIONONE HOLDINGS CORP.



                                       By: /s/ Kenneth Draeger
                                           Name:  Kenneth Draeger
                                           Title: Chief Executive Officer


                                       QUAKER HOLDING CO.



                                       By: /s/ Peter T. Grauer
                                           Name:  Peter T. Grauer
                                           Title: President


































                                                              EXHIBIT A



                           CERTIFICATE OF INCORPORATION

                                      OF THE

                              SURVIVING CORPORATION

                                      *****


              As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended as follows:

              Article Second shall be deleted in its entirety and replaced with the following:

              "SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company."

              The first paragraph of Article Fourth shall be deleted in its entirety and replaced with the following:

              "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 45,000,000 consisting of 30,000,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK") and 15,000,000 shares of Preferred Stock, par value $.01 per share (the "PREFERRED STOCK")."

              In addition, the second paragraph and Sections I and II of Article Fourth shall be deleted. Section III of Article Fourth shall be renumbered "Section I", Section IV of Article Fourth shall be renumbered "Section III". Articles Fifth through Seventh shall be deleted in their entirety, and replaced with the following:

              "FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

              SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

              SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

              (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or







         completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent per-mitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

              (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

              (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

              (4) The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

              (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEV-ENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

              EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power."

              Except as provided above, the Certificate of Incorporation of the Surviving Corporation shall remain in full force and effect.






                                        51